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                                                                    EXHIBIT 4.17

                                                                     Page 1 of 7
                                                               10th January 2003

                           SPECIFIC SERVICE AGREEMENT

                                     BETWEEN

                     SONY ERICSSON MOBILE COMMUNICATIONS AB
                  (HEREINAFTER REFERRED TO AS "SONY ERICSSON")

                                       AND

                  NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS Ltd.
                   (HEREINAFTER REFERRED TO AS THE "SUPPLIER")

                          REGARDING PROJECT "AUGUST CI"

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                                                                     Page 2 of 7
                                                               10th January 2003

TABLE OF CONTENTS

1.     TERMINOLOGY, INTEGRATED PART ......................................   1
2.     SCOPE OF THE SSA ..................................................   2
3.     FORECASTS AND ROADMAPS ............................................   2
4.     COMMUNICATION AND CONTACT PERSONS .................................   2
5.     INDUSTRIALISATION SERVICES ........................................   3
6.     INDUSTRIALISATION-TEST APPLICATIONS ...............................   3
7.     PROTOTYPES ........................................................   3
8.     SPECIFICATION .....................................................   3
9.     DOCUMENTATION .....................................................   3
10.      PRICING AND TERMS OF PAYMENT ....................................   3
11.      TERMS OF DELIVERY ...............................................   4
12.      PACKING AND LABELLING ...........................................   4
13.      QUALITY .........................................................   4
14.      PURCHASE OF COMPONENTS ..........................................   5
15.      TERM OF AGREEMENT AND TERMINATION ...............................   5

ENCLOSURES:

Enclosure 2.3         Project Plan, NDU/P-02:1663

Enclosure 10.1        Prices and Price model.

Enclosure 14.1        Purchase of components

Enclosure 14.2        Liability and Forecast model

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                                                                     Page 1 of 7
                                                               10th January 2003

SPECIFIC SERVICE AGREEMENT

made as of 10th January 2003, by and between

Sony Ericsson Mobile Communications AB, Org no 556615-6658, a limited liability company duly incorporated and existing under the laws of Sweden, with its legal address at Nya Vattentornet, S-221 88 Lund, Sweden, hereinafter referred to as "Sony Ericsson",

and

NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS Ltd, with organisation number 129666, a corporation duly incorporated and existing under the laws of Hong Kong and having its registered office at 15th Floor, China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong (hereinafter referred to as the "Supplier").

(hereinafter referred to as the "Supplier").

WHEREAS:

1. Ericsson and Supplier have entered into the General Service and Purchase Agreement, GSPA, dated 15th February 2001 among other agreements, The GSPA has been duly assigned to Sony Ericsson Mobile Communications AB during 2002.

2. The GSPA contains the general terms and conditions for the performance of Product Supply to Sony Ericsson, from Supplier,

3. It is intended that the GSPA will be supplemented by one (1) or more SSA's setting out the specific provisions relating to the performance of Product Supply, and

4. The Supplier has explained that it is willing and fully able to perform the Product Supply on behalf of Sony Ericsson for delivery of high quality Products, under the terms and conditions set out in this SSA and the GSPA.

NOW THEREFORE, in consideration of the mutual obligations herein contained, the Parties agree as follows:

1.       TERMINOLOGY, INTEGRATED PART

         The GSPA shall be an integrated part of this SSA and, accordingly, all terms and conditions in the GSPA shall also apply to this SSA. Capitalised terms contained herein shall have the meanings assigned to them below or as ascribed to them in the GSPA unless otherwise defined in the context or document where it is used.

         "AGREEMENT", means this Specific Service Agreement.

         "GSPA", means the General Service and Purchase Agreement referred to in the "Whereas"-section above entered into between the Parties.

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                                                                     Page 2 of 7
                                                               10th January 2003

         "PRODUCT", means the Camera August CI, a cost improved version of the camera August developed by C Technologies AB on behalf of Sony Ericsson and as further specified in this Agreement.

         "PA", means the Purchase Agreement separately signed covering the Product. The PA will be the new name of the SPA mentioned in the GSPA.

         "SSA", means this Specific Service Agreement.

2.       SCOPE OF THE SSA

2.1      Under the terms and conditions set forth in the Agreement Documents

         (i) Supplier shall - exclusively for Sony Ericsson - perform Product Supply regarding the Product, and

         (ii) Sony Ericsson shall be entitled to purchase the Products from Supplier under the PA.

2.2 In the event of an inconsistency in the Agreement Document, the inconsistency shall be resolved by giving documents precedence in the following order:

         (i) The Purchase Order, excluding Sony Ericsson's general purchasing conditions if such have been enclosed with the Purchase Order,

         (ii)     The PA,

         (iii)    The GSPA.

         (iv)     This Agreement excluding the Enclosures,

         (v)      Enclosure 2.3         Project Plan

         (vi)     Enclosure 10.1        Prices and Price model

         (vii)    Enclosure 14.1        Purchase of components,

         (viii)   Enclosure 14.2        Liability and Forecast model.

2.3 Included in the Product Supply shall be repair and maintenance services as set out in Enclosure 2.3.

3.       FORECASTS AND CHANGE OVER IN PRODUCTION

3.1 The change over from the camera August to August CI shall be made as a running change in production. Supplier shall plan and perform a smooth and efficient change of components and material of the product without causing any disturbances in deliveries of the August camera or delays in delivery of the new cost improved August CI. Forecast provide by Sony Ericsson will show the total amount of August and August CI unless otherwise agreed during the project. A detailed supply and delivery plan shall be agreed between the Parties.

4.       COMMUNICATION AND CONTACT PERSONS

4.1 In accordance with Subsection 5.5 of the GSPA the Parties hereby appoint the contact persons set out in Enclosure 2.3 to receive and to communicate information.

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                                                                     Page 3 of 7
                                                               10th January 2003

5.       INDUSTRIALISATION SERVICES

5.1 Supplier shall, as part of the Product Supply and in accordance with Subsection 6.1 of the GSPA, lead and be responsible for the industrialisation of Product.

5.2 Supplier shall, as part of the Product Supply and in accordance with Subsection 6.4 of the GSPA and Enclosure 2.3, perform the necessary design work implement the cost improvements required and furthermore manufacture the test applications required.

5.3 The requirements for traceability as provided in Subsection 6.7 in the GSPA shall be as set out in Enclosure 2.3.

6.       INDUSTRIALISATION-TEST APPLICATIONS.

6.1 Supplier shall develop and deliver Manufacturing Test Applications as set out in Section 7 of the GSPA and as the case may be in Enclosure 2.3

7.       PROTOTYPES

7.1      Supplier shall

         (i)      provide Sony Ericsson with Prototypes

         (ii)     review the Prototypes for manufacturability,

         (iii)    perform the testing of the Prototype, as defined in Enclosure
                  2.3 and

         (iv) provide Sony Ericsson with written reports of the analysis of the Prototypes.

8.       SPECIFICATION

8.1 Supplier shall not deliver any Products unless they meet the requirements set out in the Specification as set out in Enclosure 2.3 and amended from time to time in and as further described in Section 14 in the GSPA.

9.       DOCUMENTATION

9.1      Project Documentation

         The Supplier shall submit written reports to Sony Ericsson on the activities and the progress of the Product Supply. Such reports shall include the reports and plans specified in Enclosure 2.3.

9.2      Product Documentation

         Supplier shall produce and deliver to Sony Ericsson Product Documentation fulfilling the requirements set out in templates included in Enclosure 2.3.

10.      PRICING AND TERMS OF PAYMENT

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                                                                     Page 4 of 7
                                                               10th January 2003

10.1 The current price and the price model of the Product shall be as set out in the PA.

         All invoices sent by Supplier shall be in USD or Euro as agreed in the PA

10.2     Price review

         The price of the Products shall be reviewed and agreed quarterly before the ending of every quarter in order for the prices to be firm for deliveries during the following quarter.

         The basis for the price review shall be:

         (i)      significant changes in volumes, and/or;

         (ii)     fluctuations in the exchange rate as defined below, and/or;

         (iii)    changes to the Specification, and/or;

         (iv) increased production efficiency including but not limited to "The learning curve advantage", and/or;

         (v)      changes in the price of the components.

         (vi) delivery performance in the last quarter before against agreed and acknowledge order, call of lead time

         Changes in the Specification and/or changes of a specific component price during a quarter, which causes a different price shall immediately or with a reasonable delay - due to material in stock - apply to all ordered Products. Such reasonable delays shall however only relate to reasonable explainable normal stock levels or situations with higher stock levels attributable to Sony Ericsson. At the quarterly price review meetings Supplier will describe and specify the changes made during the quarter. The different price shall be passed on to Sony Ericsson at the aforementioned fixed exchange rate as defined in GSPA.

11.      TERMS OF DELIVERY

11.1     Delivery time

         The Supplier shall perform the Product Supply, in accordance with the time-schedule set out in Enclosure 2.3 Dates of delivery of volume produced Products shall be as stated in the relevant P.O.

11.2     Delivery terms

         Applicable terms of delivery shall be FCA Hong Kong International Airport, INCOTERMS 2000, unless otherwise agreed in P.O.

12.      PACKING AND LABELLING

12.1 The Products shall be packed and marked separately as set out in the Specifications and the applicable Purchase Order. The Purchase Order and product numbers shall be set out in the shipping documents.

13.      QUALITY

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                                                                     Page 5 of 7
                                                               10th January 2003

13.1 All Product Supply shall be handled in accordance with the standards/requirements set out in the Specification and in Enclosure 2.3

14.      PURCHASE OF COMPONENTS

14.1 The Supplier shall purchase materials at contracted prices under existing Sony Ericsson Agreements for supply of materials as set out in Enclosure 14.1.

14.2 Sony Ericsson liability for components as related to volume forecast as currently agreed for the Camera August. Current August fore cast and liability undertaking will pass August CI as the change over is performed. Supplier is responsible to balance the supply of the concerned components in relation to the change over from August to August CI

14.3 The Supplier is responsible for the purchase and supply of all components.

15.      TERM OF AGREEMENT AND TERMINATION

15.1 This Agreement shall come into force upon its execution by duly authorised representatives of both Parties and shall remain in effect until three (3) months have passed following written notice of termination by either Party, unless terminated on an earlier date as set out in Section 29 "TERM OF AGREEMENT AND TERMINATION" in the GSPA.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed, in duplicate, each party taking one copy.

Date: 10th January 2003                           Date: 10th January 2003
Place: Lund                                       Place: Lund

NAM TAI ELECTRONIC &                              SONY ERICSSON MOBILE
ELECTRICAL PRODUCTS Ltd                           COMMUNICATIONS AB

/s/ KARENE WONG                                   /s/ Kazuaki Takanose
-----------------------                           ------------------------
KARENE WONG                                       Kazuaki Takanose